Exhibit 99.2

Contacts:

Thad Trent

EVP Finance & Administration and CFO

(408) 943-2925

investor.relations@cypress.com

Samer Bahou

PR Manager

(408) 232-4552

samer.bahou@cypress.com

For Immediate Release

Cypress Announces Pricing of $250 Million Convertible Notes Offering

SAN JOSE, Calif., June 20, 2016 – Cypress Semiconductor Corp. (“Cypress”) (NASDAQ: CY) today announced the pricing of $250.0 million aggregate principal amount of convertible senior notes due 2022 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).  Cypress also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $37.5 million aggregate principal amount of the notes, solely to cover over-allotments, if any.

The sale of the notes to the initial purchasers is expected to settle on June 23, 2016, subject to customary closing conditions, and is expected to result in approximately $242.1 million in net proceeds to Cypress after deducting the initial purchasers’ discount and estimated offering expenses payable by Cypress (assuming no exercise of the initial purchasers’ option).

The notes will be senior, unsecured obligations of Cypress.  The notes will bear interest at a rate of 4.50% per year.  Interest will be payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2017.  The notes will mature on January 15, 2022, unless earlier repurchased or converted.

Cypress expects to use the net proceeds of the offering of the notes and an additional $450.0 million term loan under its existing credit facility to pay the cost of the capped call transactions described below, finance the purchase price and costs associated with the previously announced acquisition of Broadcom Limited’s Wireless Internet of Things business and certain related assets, repay approximately $107.0 million in revolving loans under Cypress’ existing credit facility and pay fees and expenses related to the foregoing.

The initial conversion rate for the notes is 74.1372 shares of common stock (“common stock”) per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $13.49 per share).  Prior to the close of business on the business day immediately preceding October 15, 2021, the notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods.  Thereafter until the close of business on the second scheduled trading day preceding the maturity date, the notes will be convertible at the option of the noteholders at any time regardless of these conditions.  Conversions of the notes will be settled in cash, shares of Cypress’ common stock or a combination thereof, at Cypress’ election.  The last reported sale price of Cypress’ common stock on June 20, 2016 was $10.18 per share.

In connection with the pricing of the notes, Cypress entered into capped call transactions with one or more of the initial purchasers or their affiliates or other financial institutions (the “hedge counterparties”).  The capped call transactions are intended to reduce the potential dilution to the common stock upon any conversion of notes and/or offset the cash payments Cypress is required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price of the common stock is greater than the strike price and lower than the cap price of those capped call transactions.  If the initial purchasers exercise their over-allotment option, Cypress intends to enter into additional capped call transactions with the hedge counterparties. Cypress expects that in connection with establishing their initial hedge of the capped call transactions, the hedge counterparties or their respective affiliates may purchase shares of the common stock and/or enter into various derivative transactions with respect to the common stock concurrently with, or shortly after, the pricing of the notes.  These activities could increase (or reduce the size of any decrease in) the market price of Cypress’ common stock or the notes at that time.  In addition, Cypress expects that the hedge counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding derivative transactions with respect to the common stock and/or by purchasing or selling shares of the common stock or other securities of Cypress in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period relating to a conversion of the notes).  This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.  The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.